Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275133

Prospectus Supplement No. 7

(To Prospectus dated November 14, 2024)

VinFast Auto Ltd.

95,273,331 Ordinary Shares

This prospectus supplement amends and supplements the prospectus dated November 14, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-275133). The Prospectus relates to the offer and sale, from time to time, by YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”), of up to 95,273,331 ordinary shares in the capital of VinFast Auto Ltd., a public company incorporated under the laws of Singapore (Company Registration No: 201501874G) (“we,” “us,” the “Company” or “VinFast”), no par value (“ordinary shares”) that we may, at our discretion, elect to issue to Yorkville from time to time, pursuant to the Standby Equity Subscription Agreement, dated as of October 20, 2023, entered into by and between Yorkville and the Company.

This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained herein. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols, “VFS” and “VFSWW.” On March 11, 2025, the last reported sale price of our ordinary shares and warrants as reported on Nasdaq was $3.05 per ordinary share and $0.18 per warrant, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 12, 2025

VinFast Auto Ltd. (the “Company” or “VinFast”) achieved domestic Vietnam deliveries of more than 12,500 electric vehicles (“EVs”) in February 2025. In the first two months of the year, the Company has delivered over 22,800 EVs to customers in Vietnam, maintaining its top market position in the country.

Despite the seasonal impact of the Lunar New Year break, VinFast’s February sales increased by over 20% month-over-month, largely driven by over 5,200 deliveries of the VF 3 and over 3,000 deliveries of the VF 5. In addition, the VF 6 gained traction with over 1,900 deliveries in February this year, marking VinFast’s fifth consecutive month of recording over 1,000 VF 6 sales.

Market and industry statements in this document are based on data from the Vietnam Automobile Manufacturers' Association, Thanh Cong Group and Company internal data (for VinFast only).